As filed with the Securities and Exchange Commission on June 12, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LEGACY RESERVES LP

(Exact name of registrant as specified in its charter)

Delaware	16-1751069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

303 W. Wall, Suite 1800 Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Legacy Reserves LP Long-Term Incentive Plan
(Full title of the plan)

James Daniel Westcott
Executive Vice President and Chief Financial Officer
Legacy Reserves GP, LLC
303 W. Wall Street, Suite 1800

Midland, Texas 79701

(Name and address of agent for service)

(432) 689-5200

(Telephone number, including area code, of agent for service)

Copies to:

George J. Vlahakos

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units representing limited partner interests	3,000,000	$9.01	$27,030,000	$3,140.89

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional number of units representing limited partner interests in the issuer as may become available under the plan because of events such as recapitalizations, unit distributions, unit splits or similar transactions effected without the receipt of consideration that increases the number of outstanding units.

(2)         Represents units reserved for issuance under the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan, as amended.

(3)         Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low sales prices of the units as reported on The NASDAQ Global Select Market on June 11, 2015.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), Legacy Reserves LP (“Legacy” or the “Partnership”) is filing this registration statement to register 3,000,000 additional units representing limited partner interests pursuant to the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan, as amended (and as may be further amended from time to time, the “Plan”), not previously registered, including awards that may be issued after the date of this registration statement. The Board of Directors of the general partner of the Partnership recommended for approval and, on June 12, 2015, the unitholders of the Partnership approved an amendment to the Plan that increased the number of units available for issuance under the Plan from 2,000,000 to up to 5,000,000 units, pursuant to the Plan.

The contents of the registration statement on Form S-8 of Legacy (No. 333-141824) relating to the Plan are incorporated by reference into this registration statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The Partnership incorporates by reference in this registration statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed by the Partnership with the Commission (File No. 001-33249) on February 27, 2015;

(2) The Partnership’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 as filed by the Partnership with the Commission (File No. 001-33249) on May 8, 2015;

(3) The Partnership’s Current Reports on Form 8-K as filed by the Partnership with the Commission (File No. 001-33249) on February 6, 2015, February 27, 2015, and June 12, 2015 (only to the extent the information contained in each of these Forms 8-K has been filed and not furnished); and

(4) The description of the Partnership’s units contained in the Partnership’s Registration Statement on Form 8-A/A (File No. 001-33249) as filed by the Partnership with the Commission on October 2, 2014, and any amendment or report filed for the purpose of updating that description.

All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Under the partnership agreement of the Partnership (the “Partnership Agreement”), in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•                  the general partner of the Partnership;

•                  any departing general partner;

•                  any person who is or was an affiliate of a general partner or any departing general partner;

•                  any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•                  any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of the general partner of the Partnership or any departing general partner; and

•                  any person designated by general partner of the Partnership.

Any indemnification under these provisions will only be out of the Partnership’s assets. Unless it otherwise agrees, the general partner of the Partnership will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate, indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons for the its activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under Partnership Agreement.

Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

The Partnership has obtained directors’ and officers’ insurance to cover its director, officers and some of its employees for certain liabilities.

To the extent that the indemnification provisions of the Partnership Agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Legacy Reserves GP, LLC (“Legacy GP”), the general partner of the Partnership is organized under the laws of the State of Delaware. Under the Delaware Limited Liability Company Act, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of Legacy GP provides that each director shall be indemnified and held harmless by the company from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims, demands, actions, suits or proceedings, in which such director may be involved by reason of the management of the affairs of the company. However, the director will not be provided with the foregoing indemnification if a court of competent jurisdiction has determined that such Losses resulted primarily from the gross negligence or willful misconduct of the director.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits to this registration statement are listed in the exhibit index that immediately precedes such exhibits and are incorporated herein by reference.

Item 9. Undertakings

(a)         The undersigned registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on June 12, 2015.

LEGACY RESERVES LP.

By:	Legacy Reserves GP, LLC
as General Partner

By:	/s/ PAUL T. HORNE
Paul T. Horne
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul T. Horne and James Daniel Westcott and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 12, 2015.

Name	Title (Position with Legacy Reserves GP, LLC)

/s/ CARY D. BROWN	Director and Chairman of the Board
Cary D. Brown

/s/ PAUL T. HORNE	Director, President and Chief Executive Officer
Paul T. Horne	(Principal Executive Officer)

/s/ JAMES DANIEL WESTCOTT	Executive Vice President and Chief Financial Officer
James Daniel Westcott	(Principal Financial Officer)

/s/ MICAH C. FOSTER	Chief Accounting Officer and Controller
Micah C. Foster	(Principal Accounting Officer)

/s/ KYLE A. MCGRAW	Director, Executive Vice President and Chief Development Officer
Kyle A. McGraw

/s/ DALE A. BROWN	Director
Dale A. Brown

/s/ G. LARRY LAWRENCE	Director
G. Larry Lawrence

Name	Title (Position with Legacy Reserves GP, LLC)

/s/ WILLIAM D. SULLIVAN	Director
William D. Sullivan

/s/ WILLIAM R. GRANBERRY	Director
William R. Granberry

/s/ KYLE D. VANN	Director
Kyle D. Vann

EXHIBIT INDEX

Number	Description

4.1	Certificate of Limited Partnership of Legacy Reserves LP (Incorporated by reference to Legacy Reserves LP’s Registration Statement on Form S-1 (File No. 333-134056) filed May 12, 2006, Exhibit 3.1)

4.2	Certificate of Formation of Legacy Reserves GP, LLC (Incorporated by reference to Legacy Reserves LP’s Registration Statement on Form S-1 (File No. 333-134056) filed May 12, 2006, Exhibit 3.3)

4.3

Fourth Amended and Restated Agreement of Limited Partnership of Legacy Reserves LP (Incorporated by reference to Legacy Reserves LP’s current report on Form 8-K (File No. 001-33249) filed on June 17, 2014, Exhibit 31.)

4.4

Amended and Restated Limited Liability Company Agreement of Legacy Reserves GP, LLC (Incorporated by reference to Legacy Reserves LP’s Registration Statement on Form S-1 (File No. 333-134056) filed May 12, 2006, Exhibit 3.4)

4.5

First Amendment to Amended and Restated Limited Liability Company Agreement of Legacy Reserves GP, LLC (Incorporated by reference to Legacy Reserves LP’s quarterly report on Form 10-Q (File No. 001-33249) filed on May 4, 2012, Exhibit 3.6)

4.6

Second Amendment to Amended and Restated Limited Liability Company Agreement of Legacy Reserves GP, LLC. (Incorporated by reference to Legacy Reserves LP’s quarterly report on Form 10-Q (File No. 001-33249) filed on May 4, 2012, Exhibit 3.7)

4.7

Amended and Restated Legacy Reserves LP Long-Term Incentive Plan effective as of August 17, 2007 (Incorporated by reference to Legacy Reserves LP’s current report on Form 8-K (File No. 001-33249) filed August 23, 2007, Exhibit 10.1).

4.8

Amendment No. 1 to the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan, dated June 12, 2015 (Incorporated by reference to Legacy Reserves LP’s current report on Form 8-K (File No. 001-33249) filed June 12, 2015, Exhibit 10.1)

*5.1	Opinion of Andrews Kurth LLP with respect to the legality of the securities.

*23.1	Consent of BDO USA, LLP.

*23.2	Consent of LaRoche Petroleum Consultants, Ltd.

*23.3	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page of this registration statement).

* Filed herewith.